AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2021

Registration No. 333-211721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Resource Real Estate Opportunity REIT, Inc.

(Revolution I Merger Sub, LLC, as successor by merger to Resource Real Estate Opportunity REIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Resource REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

c/o Resource REIT, Inc.

Alan F. Feldman

Chief Executive Officer and President

1845 Walnut Street, 17th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Laura K. Sirianni, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-211721) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3, File No. 333-211721 (the “Registration Statement”), filed on May 31, 2016, that registered up to $120,000,000 of shares of the common stock, par value $0.01 per share, of Resource Real Estate Opportunity REIT, Inc. (the “Company”) to be sold pursuant to the Company’s distribution reinvestment plan.

Effective January 28, 2021, pursuant to the Agreement and Plan of Merger, dated as of September 8, 2020, by and among the Company, Resource REIT, Inc. (“Resource REIT”), Resource Real Estate Opportunity OP, LP, RRE Opportunity OP II, LP and Revolution I Merger Sub, LLC, a wholly owned subsidiary of Resource REIT (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”), at which time the separate corporate existence of the Company ended.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Revolution I Merger Sub, LLC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on the Registrant’s behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 8, 2021.

REVOLUTION I MERGER SUB, LLC (as successor by merger to Resource Real Estate Opportunity REIT, Inc.)

	By:	RESOURCE REIT, INC., a Maryland corporation, its sole general partner

	By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer and President

DATE: February 8, 2021